Exhibit 99.3

SHARE OPTION AGREEMENT

THIS AGREEMENT made as of the      day of             , 20

BETWEEN:

TRANSATLANTIC PETROLEUM CORP.

(hereinafter called the “Corporation”)

OF THE FIRST PART

- and -

(hereinafter called the “Eligible Optionee”)

OF THE SECOND PART

WHEREAS:

A.	The Corporation has established the Amended and Restated Stock Option Plan (1996) (hereinafter called the “Plan”) for the granting of share options;

B.	The Eligible Optionee is a person, firm or company:

(a)	who is an employee (full-time or part-time), officer or director of the Corporation, or who is providing services to the Corporation on an on-going basis, or has provided or is expected to provide a service or services of considerable value to the Corporation, and

(b)	who the Board of Directors of the Corporation determines should receive Stock Options.

C.	The Board of Directors has, pursuant to the Plan, authorized the granting to the Eligible Optionee of an option to purchase common shares in the share capital of the Corporation as set forth herein.

1.        GRANT

1.1.	Subject to the terms and conditions hereof, the Corporation hereby grants to the Eligible Optionee an irrevocable option to purchase up to and including common shares in the share capital of the Corporation at the price of $ (CDN) for each common share up to and including the day of , 20 (the “Expiry Date”).

1.2.	The option granted hereunder may be exercised over a term of five (5) years commencing on the effective date of the granting of this stock option being subject to receipt and compliance with the necessary approvals and conditions required by the Toronto Stock Exchange and any other regulatory body having jurisdiction. The right to acquire [ ] of the common shares which are the subject of this Share Option Agreement shall vest on the date of execution of this Agreement, the right to acquire a further [ ] of the common shares shall vest on [ ], [and the right to acquire the remaining [ ] of the common shares shall vest on [ ]].

1.3.	The option granted hereunder shall be cumulative to the extent that any part of the applicable option which remains unexercised at the termination of the applicable yearly period will be exercisable at any time until the Expiry Date.

1.4.	If the Eligible Optionee ceases to be a person, firm or company as set forth in Paragraph B(a) and B(b), of the Corporation, for any reason whatsoever (other than as set forth in Article 1.5 or Article 1.6 hereof), the option granted hereunder shall immediately expire and terminate (the “Termination Date”) as to such of the common shares which have not vested and the Eligible Optionee shall have thirty (30) days following the Termination Date to exercise after which all rights to the common shares expire.

1.5.	If the Eligible Optionee ceases to be a person, firm or corporation, as set forth in Paragraph B(a) and B(b), of the Corporation by reason of the death or permanent disability of the Eligible Optionee then:

(a)	if the Eligible Optionee dies, all common shares under option shall vest immediately and may be purchased by the legal representatives of the Eligible Optionee. Such options shall be exercised within twelve (12) months of the date of death of the Eligible Optionee or the Expiry Date, whichever is the earlier; and

(b)	if the employment of the Eligible Optionee is terminated by reason of retirement (restricted to an employee over the age of 55) or permanent disability, the option rights which have accrued to the Eligible Optionee shall be exercisable within twelve (12) months of the date of retirement or disability of the Eligible Optionee or the Expiry Date of the option, whichever is the earlier.

1.6.	If the Eligible Optionee ceases to be a person, firm or company, as set forth in Paragraph B(a) and B(b), of the Corporation, for any reason whatsoever (other than as set forth in Article 1.5 or other than for legal cause) within six months after a change of control of the Corporation then all common shares under option shall vest immediately and may be purchased by the Eligible Optionee. Such option shall be exercisable within one hundred and twenty (120) days of the date of cessation or the Expiry Date, whichever is the earlier.

1.7.	For the purposes of Article 1.6, “change of control of the Corporation” shall include without limitation the acquisition by any person (other than current largest registered shareholder) or group of related persons of more than 35% of the outstanding common shares of the Corporation.

2.        EXERCISE

2.1.	The option may be exercised by the Eligible Optionee (or the legal representative of the Eligible Optionee in the case of death or disability) in accordance with the provisions hereof by delivery of written notice of such exercise and by tendering the payment therefor by certified cheque to the Corporation at 5910 North Central Expressway, Suite 1755, Dallas, Texas 75206. The option shall be and shall be deemed for all purposes to have been exercised to the extent stated in such notice upon delivery of the notice and a tender of payment in full notwithstanding any delay in issuance of the certificate. The Corporation shall promptly issue a certificate or certificates in the name of the Eligible Optionee as soon as reasonably possible after receipt of written notice and payment therefor.

3.        ADJUSTMENTS IN OPTION

3.1.	In the event of a subdivision consolidation or reclassification of the common shares or the payment on the common shares of a stock dividend, an appropriate adjustment, as determined by the Board of Directors of the Corporation in the number of common shares the Eligible Optionee is entitled to receive on the exercise of the common share option and, where applicable, on the issue price per common share, will be made, and without limiting the generality of the foregoing, the following conditions shall apply:

(a)	if a stock dividend is paid on the common shares subsequent to the date hereof there shall be added to common shares which are thereafter issued to the Eligible Optionee on the exercise of the stock option the number of common shares which would have been issuable to the Eligible Optionee on the date the stock dividend is paid had the Eligible Optionee been the holder of record (as of the record date for the determination of shareholders entitled to such stock dividend) of the number of common shares issuable to the Employee hereunder on such exercise;

(b)	if the common shares shall be subdivided into a greater number of common shares or consolidated into a lesser number of common shares or changed into the same or a different number of common shares subsequent to the date hereof the number of shares which are thereafter issued to the Eligible Optionee on an exercise of the stock option shall be the number of shares which would have been received by the Eligible Optionee on such subdivision, consolidation or change had the Eligible Optionee been the holders of record (as of the date issued by the Eligible Optionee on such exercise);

(c)	any share or securities added to or substituted for the common shares issuable under the option shall be subject to adjustment in the same manner and to the same extent as the common shares originally issuable under this option; and

(d)	no fractional shares shall be issued if, as a result of any adjustment made to this option and the number of common shares issuable pursuant to this option the Eligible Optionee would be entitled to a fractional share, the Eligible Optionee shall have the right to acquire only the adjusted and higher whole number of full shares.

4.        ASSIGNMENT

4.1.	Stock options shall not be assignable by the Eligible Optionee except in the case of an assignment to the legal representative of the Eligible Optionee in the event of death or permanent disability of the Eligible Optionee.

5.        PRE-EMPTIVE RIGHTS

5.1.	The Eligible Optionee shall have no rights of the shareholder of the Corporation whatsoever with respect to common shares except for those common shares which the Eligible Optionee shall have purchased by the exercise of all or part of the option granted hereunder and nothing shall prevent the Corporation from issuing further common shares or other securities of the Corporation without regard to this Agreement.

6.        REGULATORY APPROVAL

6.1.	Notwithstanding anything to the contrary in this Agreement, the share option shall not be exercisable, and the Corporation will not be obligated to issue any common shares, if the exercise of the share option or the issuance of the common shares shall constitute a violation by the Eligible Optionee or the Corporation of any provision of any law or regulation or of any rule of any governmental authority, regulatory body or stock exchange. Any determination in this connection made by the Board of Directors of the Corporation shall be final, binding and conclusive. The Corporation shall in no event be obligated, by any act of the Eligible Optionee or otherwise, to issue, register or qualify for resale any securities issuable upon exercise of the share option pursuant to a prospectus or similar document or to take any other affirmative action in order to cause the exercise of the share option or the issue or resale of the common shares issuable pursuant thereto to comply with any law or regulation of any rule of any governmental authority, regulatory body or stock exchange provided that the Corporation shall notify the Toronto Stock Exchange and other appropriate regulatory bodies in Canada of the existence of this share option and the exercise thereof.

7.        FURTHER ASSURANCES

7.1.	The parties thereto covenant that they shall and will from time to time and at all times hereafter do and perform all such acts and things and execute all such deeds, documents and writings as may be required to give effect to the true intent of this Agreement.

8.        INTERPRETATION

8.1.	It is understood and agreed by the parties hereto that questions may arise as to the interpretation, construction or enforcement of this Agreement and the parties are desirous of having the Board of Directors of the Corporation determine any such question of interpretation, construction or enforcement. It is, therefore, understood and agreed by and between the parties hereto that any question arising under the terms of this Agreement as to interpretation, construction or enforcement shall be referred to the Board of Directors of the Corporation and their majority decision shall be final and binding on both the parties hereto.

9.        ENTIRE AGREEMENT

9.1.	This Agreement supersedes all other agreements, documents, writing and verbal understandings between the parties relating to the subject matter hereof and represents the entire agreement between the parties relating to the subject matter hereof.

10.        GENERAL

10.1	Whenever the singular or masculine or neuter is used in this Agreement the same shall be construed as meaning the plural, feminine or body corporate and vice versa where the context or the parties hereto so require.

10.2	Subject to other provision hereof, this Agreement shall:

(a)	ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns; and

(b)	be governed by construed in accordance with the laws in force from time to time in the Province of Alberta.

10.3	Any notice to be given pursuant to the provision hereof shall be conclusively deemed to have been given and received by a party hereto and to be effective on the day on which it is delivered to such party at the addresses set forth below (or at such other address that such party shall supply to the other party in writing) or, if sent by mail, on the fifth business day after the day on which mailed, addressed to such party at said address:

(1)	if to the Eligible Optionee at:

(2)	if to the Corporation, at:

5910 N. Central Expressway

Suite 1755

Dallas, Texas 75206

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.

TRANSATLANTIC PETROLEUM CORP.

Per:
Scott C. Larsen
Chief Executive Officer

Eligible Optionee:

[Optionee]

SIGNED, SEALED AND DELIVERED IN the presence of:

Witness:

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